SUPPLEMENT Dated December 8, 2010 To the Prospectus Dated May 20, 2010

ING Select Multi-Index 5 & 7

Issued By ING Life Insurance and Annuity Company

This supplement updates the prospectus. Please read this supplement carefully and keep it with your copy of the prospectus for future reference. If you have any questions, please call our Customer Contact Center at 1-888-854-5950.

On page 11, please replace the second paragraph under the subheading “Contract Purchase Requirements” in its entirety with the following:

The minimum initial payment (which we refer to as the Initial Premium) must be at least $15,000 for Select Multi-Index 5 and at least $75,000 for Select Multi-Index 7. We currently accept as the Initial Premium payments from multiple sources involving transfers and exchanges identified on the application and received no more than 45 days after our receipt of the application. We will hold the Fixed Rate Strategy Interest Rates (see page 17), Index Caps (see page 17) and the Minimum Guaranteed Strategy Value Rates (see page 15) during this time and issue the Contract with the higher current rates.

Select Multi-Index 5&7 – 158492	12/2010